Bowman & Bowman, P.A.
                          Certified Public Accountants
                         1705 Colonial Blvd, Suite D-1
                           Fort Meyers, Florida 33907
                                 (941) 939-2301
                                 (941) 939-1297

                                December 8, 1999

To the Board of Directors
AmeriNet Group.com,Inc.
Formerly
Equity Growth Systems, Inc.
(A Development Stage, Inc.)
3821-B Tamiami Trail, Suite 201
Port Charlotte, Florida 33952


We consent to the use of our audit report dated April 23, 1999, except Note 2 and Note 5B(b) as to which the date is November 10, 1999 on the financial statements of Equity Growth Systems, Inc. for the year ended December 31, 1998 in their current SEC filing dated on or about this the Eighth day of December 1999.


/s/ Bowman & Bowman, P.A.
Bowman & Bowman, P.A.
Certified Public Accountants
Fort Meyers, Florida
December 8, 1999


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